                          CERTIFICATE OF MERGER BETWEEN
                            HARVARD INDUSTRIES, INC.
                                       AND
                           HARVARD MERGER CORPORATION


                  Pursuant to Section 252 of the Delaware General Corporation Law ("DGCL") and Section 607.1105 of the Florida Business Corporation Act, Harvard Merger Corporation, a Delaware corporation (the "Surviving Corporation"), and Harvard Industries, Inc., a Florida corporation (the "Merging Corporation"), hereby adopt the following Certificate of Merger for the purpose of effecting the merger (the "Merger") of the Merging Corporation into its subsidiary, the Surviving Corporation.

                                    ARTICLE I

                  The Agreement and Plan of Merger effecting the Merger of the Merging Corporation with and into the Surviving Corporation has been approved, adopted, certified, executed and acknowledged by each of the parties to the Merger, the Merging Corporation and the Surviving Corporation, in accordance with Section 252 of the DGCL, and is attached hereto and made a part of this Certificate of Merger as Exhibit A. The executed Agreement and Plan of Merger is on file in the offices of the Surviving Corporation located at c/o Harvard Industries, Inc., 3 Werner Way, Lebanon, New Jersey 08833.

                                   ARTICLE II

                  The name of the Surviving Corporation is Harvard Merger Corporation which, pursuant to the Plan and Agreement of Merger, will change its name from and after the Effective Date (as defined below) of the Merger, as hereinafter provided, to Harvard Industries, Inc.

                                   ARTICLE III

                  The effective date of the Merger shall be the date on which this Certificate of Merger is filed with the Secretary of State of the State of Delaware.

                                   ARTICLE IV

                  The Agreement and Plan of Merger was adopted pursuant to the Merging Corporation's First Amended and Modified Consolidated Plan under Chapter 11 of the Bankruptcy Code (the "Plan of Reorganization"), dated August 19, 1998, which was confirmed by the United States Bankruptcy Court for the District of Delaware on October 15, 1998. The Certificate of Merger and the Agreement and Plan of Merger to be filed with the Secretary of State of the State of Delaware were adopted without

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stockholder or Board of Director approval of the Surviving Corporation in accordance with Section 303 of the DGCL. The Articles of Merger and the Agreement and Plan of Merger to be filed in the State of Florida in connection with the Merger were adopted without stockholder or Board of Director approval of the Merging Corporation in accordance with Section 607.1008 of the Florida Business Corporation Act.

                                    ARTICLE V

                  The Merging Corporation has authorized 15,000,000 shares of Common Stock, $.01 par value per share, 12,000,000 shares of Pay-In-Kind Exchangeable Preferred Stock, $.01 par value per share, 500,000 shares of Series A Junior Preferred Stock, par value $.01 per share, and 2,500,000 shares of Preferred Stock, par value $.01 per share.

                  IN WITNESS WHEREOF, the undersigned has executed this Certificate of Merger as of this 24 day of November, 1998.



                                     HARVARD MERGER CORPORATION, a
                                     Delaware corporation

                                     By: /s/ Theodore W. Vogtman
                                         -------------------------------
                                         Title: Vice President



                                     HARVARD INDUSTRIES, INC., a
                                     Florida corporation

                                     By: /s/ Theodore W. Vogtman
                                         -------------------------------
                                         Title: Executive Vice President

                                                                     EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated November 24, 1998, is entered into between Harvard Merger Corporation, a Delaware corporation ("Harvard-Delaware"), and Harvard Industries, Inc., a Florida corporation ("Harvard-Florida"), pursuant to Section 252 of the Delaware General Corporation Law ("DGCL") and Section 607.1107 of the Florida Business Corporation Act ("FLBCA").

                                   Background

         WHEREAS, the First Amended and Modified Consolidated Plan under Chapter 11 of the Bankruptcy Code of Harvard-Florida (the "Plan of Reorganization") was confirmed by the United States Bankruptcy Court for the District of Delaware on October 15, 1998; and

         WHEREAS, the Plan of Reorganization contemplates that Harvard-Florida will merge with and into Harvard-Delaware, with Harvard-Delaware being the surviving corporation, upon the terms set forth herein;

                                    Agreement

         In consideration of the mutual agreements contained in this Agreement, the parties hereto agree as set forth below.

                  1. Plan and Agreement of Merger. The Certificate of Merger and the Agreement and Plan of Merger to be filed with the Secretary of State of the State of Delaware were adopted without stockholder or Board of Director approval of the Surviving Corporation in accordance with Section 303 of the DGCL. The Articles of Merger and the Agreement and Plan of Merger were adopted without stockholder or Board of Director approval of the Merging Corporation in accordance with Section 607.1008 of the Florida Business Corporation Act.

                  2. Merger. Harvard-Florida shall be merged with and into Harvard-Delaware (the "Merger").

                  3. Effective Date. The Merger shall become effective immediately upon the later of the filing of (i) this Agreement or articles of merger with the Secretary of State of Florida in accordance with the FLBCA and
(ii) the filing of this Agreement or a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The time of such effectiveness is hereinafter called the "Effective Date."

                  4. Surviving Corporation. Harvard-Delaware shall be the surviving corporation of the Merger and shall continue to be governed by the laws of the State of Delaware. On the Effective

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Date, the separate corporate existence of Harvard-Florida shall cease.

                  5. Name of Surviving Corporation. On the Effective Date, the Certificate of Incorporation of Harvard-Delaware shall be amended to change the name of Harvard-Delaware to "Harvard Industries, Inc."

                  6. Certificate of Incorporation. Except as provided in Section 4 hereof, the Certificate of Incorporation of Harvard-Delaware as it exists on the Effective Date shall be the Certificate of Incorporation of the surviving corporation, unless and until the same shall be amended or repealed in accordance with the provisions of the laws of the State of Delaware.

                  7. By-Laws. The By-Laws of Harvard-Delaware as they exist on the Effective Date shall be the By-Laws of the surviving corporation, unless and until the same shall be amended or repealed in accordance with the provisions thereof and the laws of the State of Delaware.

                  8. Board of Directors and Officers. From and after the Effective Date the following individuals shall be the directors of the surviving corporation:

                  Roger G. Polazzi - Chairman
                  Thomas R. Cochill
                  Raymond Garfield, Jr.
                  Donald P. Hilty
                  George A. Poole, Jr.
                  James P. Shanahan, Jr.

From and after the Effective Date the following individuals shall be the officers of the surviving corporation:

     Name                                     Positions
     ----                                     ---------
     Roger G. Pollazzi                        Chairman and Chief Executive Officer

     James B. Gray                            President

     Theodore W. Vogtman                      Executive Vice President, Chief Financial Officer

     J. Vincent Toscano                       Executive Vice President of Strategic Planning/Acquisition
                                                and Divestitures

     Joseph J. Gagliardi                      Executive Vice President, Administration and Information
                                                Technology

     Name                                     Positions
     ----                                     ---------
     Brian D. Benninger                       Senior Vice President, Marketing

     Gerard Tighe                             Senior Vice President, General Counsel

     David L. Kuta                            Senior Vice President, Body Systems

     David C. Stegemoller                     Senior Vice President, Powertrain

     D. Craig Bowman                          Vice President, Law and Secretary

     John J. Brock                            Vice President, Tax

     Robert J. Clark                          Vice President, Human Resources

     Kevin L. B. Price                        Vice President, Controller and Treasurer

     Douglas D. Rossman                       Vice President, Purchasing

                  9. Audit Committee. As of the Effective Date, there shall be formed an audit committee (the "Audit Committee") which shall consist of five directors of the Surviving Corporation. As of the Effective Date the Audit Committee shall have as members the following directors:

                  Thomas R. Cochill
                  Raymond Garfield, Jr.
                  Donald P. Hilty
                  George A. Poole, Jr.
                  James P. Shanahan, Jr.

                  10. Retirement of Outstanding Harvard-Delaware Stock. On the Effective Date, each of the 100 shares of the common stock of Harvard-Delaware ("Harvard-Delaware Common Stock") presently issued and outstanding shall be retired, and no shares of Harvard-Delaware Common Stock or other securities of Harvard-Delaware shall be issued in respect thereof.

                  11. Treatment of Stock. On the Effective Date all the shares of capital stock and each stock option, stock warrant, and other right to subscribe for or purchase shares of capital stock of Harvard-Florida shall be canceled, and the holders of General Unsecured Claims (as defined in the Plan of Reorganization) shall receive that number of shares of Harvard-Delaware Common Stock to which they are entitled under the Plan of Reorganization.

                  12. Rights and Liabilities of Harvard-Delaware. At and after the Effective Date, and all in the manner of and as more fully set forth in the DGCL and the FLBCA, the title to all real estate and other property, or any interest therein, owned by each of Harvard-Florida and Harvard-Delaware shall be vested in Harvard-Delaware without reversion or impairment; Harvard-Delaware shall succeed to and possess, without further act or deed, all estates, rights, privileges, powers, and franchises, both public and private, and all of the property, real, personal and mixed, of each of Harvard-Florida and Harvard-Delaware without reversion or impairment; Harvard-Delaware shall thenceforth be responsible and liable for all the liabilities and obligations of each of Harvard-Florida and Harvard-Delaware; any claim existing or action or proceeding pending by or against Harvard-Florida or Harvard-Delaware may be continued as if the Merger did not occur or Harvard-Delaware may be substituted for Harvard-Florida in the proceeding; neither the rights of creditors nor any liens upon the property of Harvard-Florida or Harvard-Delaware shall be impaired by the Merger; and Harvard-Delaware shall indemnify and hold harmless the officers and directors of each of the parties hereto against all such debts, liabilities and duties and against all claims and demands arising out of the Merger.

                  13. Termination. This Agreement may be terminated and abandoned by action of the respective Boards of Directors of Harvard-Florida and Harvard-Delaware at any time prior to the Effective Date.

                  14. Amendment. Any provision of this Agreement may be amended by the parties at any time prior to the Effective Date with the prior consent of the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases (as defined in the Plan of Reorganization).

                  15. Conditions. The obligations of the parties to consummate the Merger are subject to the satisfaction of the following conditions: (i) no action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (a) prevent consummation of the Merger, (b) cause the Merger to be rescinded following consummation, or (c) adversely affect the business, assets, properties, operations (financial or otherwise), or prospects of Harvard-Delaware as a result of the Merger (and no such injunction, judgment, order, decree, ruling or charge shall be in effect); and (ii) the parties shall have received all consents of third parties that have agreements with Harvard-Florida and whose consent is required for the assumption of such agreements by Harvard-Delaware.

                  16. Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Plan and Agreement of Merger to be executed as of the date first written above.



                                        HARVARD MERGER CORPORATION,
                                        a Delaware corporation

                                        By: /s/ Theodore W. Vogtman
                                            -------------------------------
                                            Title: Vice President



                                        HARVARD INDUSTRIES, INC.,
                                        a Florida corporation

                                        By: /s/ Theodore W. Vogtman
                                            -------------------------------
                                            Title: Executive Vice President